EXHIBIT 5.1

                        [Letterhead of Guzov Ofsink, LLC]










                                                            August 7, 2003



Interpharm Holdings, Inc.
69 Mall Drive
Commack, New York  11725

           Re:       Interpharm Holdings, Inc. 20000 Flexible Stock Plan

Gentlemen:

            We have acted as counsel for Interpharm Holdings, Inc. (the "Company") in connection with the (a) registration under the Securities Act of 1933, as amended (the "Act"), of up to 1,978,300 shares of the Company's $.01 par value per share Common Stock (the "Securities"), 1,953,300 of which are issuable by the Company pursuant to the Interpharm Holdings, Inc. 2000 Flexible Stock Plan (the "Plan") and 25,000 of which are issuable pursuant to an option granted to the Company's former counsel.

           In connection with the opinions hereinbelow expressed, we have examined the following documents (or true copies thereof): the Company's Certificate of Incorporation, the Company's By-Laws, the Plan, the minutes of actions heretofore taken by the Company's stockholders and directors, the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission and such other documents as we deemed necessary or appropriate under the circumstances.

           In rendering this opinion, we have (a) assumed (i) the genuineness of all signatures on all documents examined by us, (ii) the authenticity of all documents submitted to us as originals, and (iii) the conformity to original documents of all documents submitted to us as photostatic or conformed copies and the authenticity of the originals of such copies; and (b) relied on (i) certificates of public officials and (ii) as to matters of fact, statements and certificates of officers and representatives of the Company.



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            Based upon the foregoing, we are of the opinion that the Securities, when issued in conformance with the terms and conditions of the Plan, will be legally issued, fully paid, and nonassessable under the Delaware General Corporation Law.

           We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Securities.

            We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

           Nothing herein shall be deemed to relate to or constitute an opinion concerning any matters not specifically set forth above. The foregoing opinions relate only to matters of the internal law of the State of Delaware without reference to conflict of laws and to matters of federal law, and we do not purport to express any opinion on the laws of any other jurisdiction. We assume no obligation to supplement this opinion if, after the date hereof, any applicable laws change, or we become aware of any facts that might change our opinions, as expressed herein.


                                                    Very truly yours,

                                                    /s/ Guzov, Ofsink, LLC
                                                    ----------------------
                                                    Guzov Ofsink, LLC


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